Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 14, 2008, with respect to the consolidated financial statements of Intevac Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to Intevac’s adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109), supplemental schedule, and internal control over financial reporting appearing in the 2007 Annual Report of Intevac, Inc. to its stockholders on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
San Jose, California
July 31, 2008